Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES UPSIZING AND PRICING OF
COMMON STOCK OFFERING

DENVER, November 18, 2011 — /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (“Kodiak”) (NYSE: KOG) today announced that it upsized and priced its previously announced underwritten public offering of common stock.  The size of the offering has been increased from the previously announced 37,500,000 shares of common stock to 42,000,000 shares of common stock at a public offering price of $7.75 per share. In connection with the offering, Credit Suisse Securities (USA) LLC, KeyBanc Capital Markets Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as joint book-running managers. Kodiak has granted the underwriters a 30-day option to purchase up to 6,300,000 additional shares to cover over-allotments, if any.

Kodiak intends to use the net proceeds of this offering, together with other sources of liquidity (i) to finance the previously announced proposed acquisition of interests in approximately 50,000 net acres of oil and gas properties and related assets in the Williston Basin, North Dakota, (ii) to repay all of the outstanding debt under Kodiak’s first lien credit agreement, to repay all of the outstanding debt under its second lien credit agreement and to pay related fees, premiums and expenses, (iii) to fund capital expenditures for drilling, development and infrastructure, principally in the Bakken play located in North Dakota and (iv) for general corporate purposes, including financing the potential acquisition of oil and gas properties in certain core areas, such as the Bakken play.

The offering is being made only by means of a prospectus, a related prospectus supplement and a free writing prospectus, each of which has been filed with the Securities and Exchange Commission. A copy of the prospectus, prospectus supplement and free writing prospectus relating to the offering may be obtained from the offices of: Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock of Kodiak, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas Corp., Denver-based, is an independent energy exploration and development company focused on exploring for, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. Kodiak’s common shares are listed for trading on the NYSE exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the expected use of proceeds from the offering. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11